PURCHASE AGREEMENT
                     9035 Fields Ertel Road
                      Cincinnati, OH 45249

This AGREEMENT, entered into effective as of the 20th of August, 2001.

l. PARTIES. Seller is AEI Real Estate Fund XVII Limited Partnership ("Seller"). Seller holds an undivided 100% interest in the fee title to that certain real property legally described in the attached Exhibit "A" (the "Property"). Buyer is Mark D. Ayer ("Buyer"). Seller wishes to sell and Buyer wishes to buy the Property.

2. PROPERTY. The Property to be sold to Buyer in this transaction is legally described on Exhibit A attached hereto, subject to all easements, covenants, conditions, restrictions and agreements of record that do not affect marketability of title ("Permitted Exceptions"), subject to the provisions of Buyer review of title as set forth below in paragraph 8, including that certain Net Lease Agreement dated September 21, 1995. See paragraph 11 for certain disclosures by Seller concerning the Lease

3. PURCHASE PRICE. The purchase price for this Property is $750,000 cash based on the following terms:

4. TERMS. The purchase price for the Property will be paid by Buyer as follows:

     (a) When this agreement is executed, Buyer will pay $10,000 in cash or good funds (the "First Payment") to First
     American Title Insurance Company ("Escrowee"). The First Payment will be credited against the purchase price when and if escrow closes and the sale is completed, or otherwise disbursed pursuant to the terms of this Agreement. After the expiration of the Inspection and Feasibility Study Period as defined in paragraph 6 below, the First Payment held for the account of Seller shall become non-refundable, unless Seller shall default hereunder.

     (b) Buyer will pay the balance of purchase price for the Property, $740,000 in cash or good funds (the "Second
     Payment"), at closing to the Escrowee who shall close the transaction according to the terms hereof.

5. CLOSING DATE. Escrow shall close on or before thirty days after the Inspection and Feasibility Study Period is completed.

6. DUE DILIGENCE. Buyer will have until the expiration of the 14th day after delivery of both the signed "Agreement" and the Due Diligence Documents, as defined below, (the "Inspection and Feasibility Study Period"), to conduct all of its inspections and due diligence and satisfy itself regarding title to the Property, and to inspect the Property. Buyer shall have the right to extend the Inspection and Feasibility Study Period by an additional fourteen (14) days by paying Escrowee an additional $5,000, thereby increasing the First Payment by an additional $5,000.00, before expiration of the initial fourteen (14) day Inspection and Feasibility Study Period. Buyer agrees to indemnify and hold harmless Seller for any loss or damage to the Property or persons caused by Buyer or its agents arising out of such physical inspections of the Property. Buyer expressly acknowledges that the sale of the Property as provided for herein is made on an "AS IS" basis, and such provision shall survive closing.


      Without representing or warranting the truth or accuracy of those items prepared by third parties, Seller will provide to Buyer within 3 business days after both parties have executed this Agreement copies, if in Seller's possession, of any surveys, environmental reports, Seller's title policy, certificates of occupancy, leases and subleases, and guaranties of lease affecting the Property ("Due Diligence Documents"). In addition, Seller hereby consents to Buyer having discussions with any prospective lessees of the Property. See paragraph 11 for Seller's representations concerning the Lease.

      Buyer may cancel this agreement for ANY REASON in its sole discretion by delivering a cancellation notice by certified mail, return receipt requested, or by personal delivery to Seller and escrow holder before the expiration of the Inspection and Feasibility Study Period. Such notice shall be deemed effective only upon receipt by Seller. If this Agreement is not canceled as set forth herein, the First Payment shall be non-refundable unless Seller shall default hereunder.

      If Buyer cancels this Agreement as permitted under this Section except for any title insurance and/or escrow cancellation fees of the escrowee which will be paid by the Buyer, and any liabilities under sections 6 and 15(a)(iii) of this Agreement (which will survive), Buyer (after execution of such documents reasonably requested by Seller to evidence the termination hereof) shall be returned its First Payment, and Buyer will have absolutely no rights, claims or interest of any type in connection with the Property or this transaction, regardless of any alleged conduct by Seller or anyone else.

      Unless Seller shall be in default of any obligation hereunder, or this Agreement is canceled by Buyer pursuant to the terms hereof, if Buyer fails to make the Second Payment, Seller shall be entitled to retain the First Payment and Buyer irrevocably will be deemed to have canceled this Agreement and relinquish all rights in and to the Property. If this Agreement is not canceled and the Second Payment is made when required, all of Buyer's conditions and contingencies will be deemed satisfied.

7. ESCROW. Escrow shall be opened by Buyer and the First Payment shall be deposited by Buyer with Escrowee. A copy of this Agreement will be delivered to the escrow holder and will serve as escrow instructions together with the escrow holder's standard instructions and any additional instructions required by the escrow holder to clarify its rights and duties. The parties agree to sign these additional instructions of the Escrowee, if any. If there is any conflict between these other instructions and this Agreement, this Agreement will control. Escrow will be opened upon acceptance of this Agreement by Seller.

8. TITLE. Closing will be conditioned on the commitment of Escrowee to issue an Owner's policy of title insurance, dated as of the close of escrow, in an amount equal to the purchase price, insuring that Buyer will own marketable and insurable fee simple title to the Property subject only to: the Permitted Exceptions as defined in paragraph 2 above; current real property taxes and assessments; and survey exceptions.

       Buyer shall be allowed until the expiration of the "Inspection and Feasibility Study Period" to obtain said commitment for title insurance, and for examination and the making of any objections to marketability of title thereto, said objections to be made in writing or deemed waived. If any objections are so made, the Seller shall be allowed thirty (30) days to make such title marketable or cure Buyer's objections, or in the alternative to obtain a commitment for insurable title insuring over Buyer's objections. If Seller shall decide to make no efforts to make title marketable, or is unable to make title marketable or obtain insurable title, (after execution by Buyer of such documents reasonably requested by Seller to evidence the termination hereof) Buyer's First Payment shall be returned and this Agreement shall be null and void and of no further force and effect.

     Pending correction of title, the payments hereunder required shall be postponed, but upon correction of title and within ten
(10) days after written notice of correction by Seller to the Buyer, the parties shall perform this Agreement according to its terms.

      If Buyer shall make no written objection to Seller within the Inspection and Feasibility Study Period setting forth Buyer's objections to the status of title, Buyer shall have been deemed to have waived any such objections.

9. CLOSING COSTS. Seller will pay the deed stamp taxes, if any, and one-half of escrow fees attributable to the closing services for this transaction, and any brokerage commissions payable to Apartment Investment Realty only. Buyer will pay the cost of the title insurance premium for an Owner's policy (if desired by Buyer). Buyer will pay all recording fees, one-half of the escrow fees, the costs of a new survey or an update to the Survey in Seller's possession (if an update is required by Buyer). Each party will pay its own attorneys' fees and costs to document and close this transaction.

10. REAL ESTATE TAXES, SPECIAL ASSESSMENTS AND PRORATIONS. Seller represents that to the best of its knowledge, all real estate taxes and assessments due and payable in all years prior to the year of Closing have been paid in full. Responsibility for real estate taxes and special assessments shall be prorated as of the date of closing based upon the most recently available tax bill with no readjustment for the taxes due for the year in which closing shall occur. All real estate taxes and special assessments due and payable in the years following the year in which closing occurs shall otherwise be the responsibility of Buyer. The parties acknowledge and agree that the tenant of the property is responsible for payment of taxes and assessments and thus no actual proration of funds at closing shall occur, except that appropriate adjustment on the closing statement to reflect the transfer of an escrow for taxes being held by Seller. However, Seller shall remain responsible for the pro-rata share of taxes and assessments prior to closing and Buyer assumes the responsibility for the pro-rata share of taxes and assessments after closing, except as otherwise reflected on the closing statement signed by both parties.



11. SELLER'S REPRESENTATION AND AGREEMENTS.

     Seller represents and warrants as of this date that:

     (i) The Property is subject to a Net Lease Agreement dated September 21, 1995 (the "ease"), which lease is guaranteed by certain individuals; lessee's interest in said lease was assigned on September 27, 1999, and also at such time, Seller as Lessor entered into a Tri-party Agreement with Lessee and Provident Bank, which inter alia, provided for Seller's consent to the placement of a leasehold mortgage over the Lessee's interest in the Property and certain items of Lessee's personalty and provided for Provident Bank to receive notice of Lessee defaults, among other rights. A copy of said Net Lease Agreement, Guarantees, and Tri-party Agreement will be provided to Buyer concurrent with the execution of the Agreement by both
     parties hereto.   The current Lessee has filed for bankruptcy and
     has not to date accepted or rejected the Lease. On July 27, 2001, Lessee filed a motion to extend the time to assume or reject the Lease though September 25, 2001. Seller does not intend to object to that motion at this time. The rejection of the lease by Lessee shall not be a basis for the termination of this Agreement.

     (ii) It is not aware of any pending litigation or condemnation proceedings against the Property or Seller's interest in the Property that have not been disclosed to Buyer. Provided, however, that Seller is a defendant in a lawsuit brought by two homeowners alleging that the lessee of the Property (and alleged co-defendants) negligently or intentionally caused waste grease products to be deposited in the sanitary sewer system causing a residential sewer main to back up, resulting in damage to the homeowners and their properties (the "Lawsuit"). Copies of the Summons and Complaints in this matter will be turned over to the Buyer within 3 business days after all parties have signed this Agreement. This action is not to date in rem and does not involve the Property per se, but does affect the lessee of the Property, and hence is being disclosed herein. Seller shall indemnify, defend, and hold harmless Buyer from and against any and all losses, claims, causes of action, liabilities, and costs arising from the Lawsuit. The foregoing duty of indemnification shall include the duty to pay all reasonable attorney's fees incurred by the Buyer in responding to or defending any such claims or proceedings. Buyer agrees to allow Seller reasonable access to the Property after closing and Buyer shall cooperate (at no expense to Buyer) with Seller to allow Seller to comply with the terms of this indemnity and to defend the Lawsuit.

     (iii) It is not aware of any other contracts affecting this Property and potentially or actually binding on Buyer after the closing date.

     (iv) Seller has all requisite power and authority to consummate the transaction contemplated by this Agreement and has by proper proceedings duly authorized the execution and delivery of this Agreement and the consummation of the transaction contemplated hereby.

12. DISCLOSURES.

     (a) Seller has been an absentee landlord. Consequently, Seller has little, if any, knowledge of the physical characteristics of the Property.

     Accordingly, except as otherwise specifically stated in the Agreement, Seller hereby specifically disclaims any warranty, guaranty, or representation, oral or written, past, present, or future of, as to, or concerning: (i) the nature and condition of the Property, including, without limitation, the water, soil, and geology, and the suitability thereof and of the Property for any and all activities and uses which Buyer may elect to conduct thereon; (ii) except for the warranty of title contained in the Deed to be delivered by Seller at the closing, the nature and extent of any right of way, lease, possession, lien, encumbrance, license, reservation, condition, or otherwise, and (iii) the compliance of the Property or its operation with any laws, ordinances, or regulations of any government or other body.

     (b) This Agreement is subject to an inspection contingency as set forth in Section 6. Buyer acknowledges and agrees that, except as otherwise stated herein this Agreement, Buyer is not relying upon any representation or warranties made by Seller or Seller's Agent.

     (c) Buyer acknowledges that, having been given the opportunity to inspect the Property, Buyer is relying solely on its own investigation of the Property and not on any information provided by Seller or to be provided except as set forth herein. Buyer expressly acknowledges that, in consideration of the agreements of the Seller herein, except as otherwise specified herein, Seller makes no Warranty or representation, express or implied, or arising by operation of law, including, but not limited to, any warranty or condition, habitability, tenantability, suitability for commercial purposes, merchantability, profitability, or fitness for a particular purpose, in respect of the Property.

     (d) BUYER AGREES THAT IT SHALL BE PURCHASING THE PROPERTY IN ITS THEN PRESENT CONDITION, AS IS, WHERE IS, AND SELLER HAS NO OBLIGATION TO CONSTRUCT OR REPAIR ANY IMPROVEMENTS THEREON, OR TO PERFORM ANY OTHER ACT REGARDING THE PROPERTY. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BUYER ALSO AGREES THAT SELLER WILL HAVE NO LIABILITY OF ANY TYPE, DIRECT OR INDIRECT, TO BUYER OR BUYER'S SUCCESSORS, ASSIGNS, LENDERS OR AFFILIATES IN CONNECTION WITH ANY HAZARDOUS, TOXIC, DANGEROUS, FLAMMABLE, EXPLOSIVE OR CHEMICAL SUBSTANCES OF ANY TYPE (WHETHER OR NOT DEFINED AS SUCH UNDER ANY APPLICABLE LAWS) ON OR IN CONNECTION WITH THE PROPERTY EITHER BEFORE OR AFTER THE CLOSING DATE.

     The provisions (a) through (d) shall survive closing.

13. CLOSING.

       (a) Before the closing date, Seller will deposit into escrow an executed limited warranty deed subject to Permitted Exceptions conveying insurable title of the Property to Buyer. At Closing, Seller shall deliver to Buyer a standard Seller's Affidavit regarding liens and judgments.

       (b) On or before the closing date, Buyer will deposit into escrow: the balance of the purchase price when required under
       Section 4; any additional funds required of Buyer, (pursuant to this agreement or any other agreement executed by Buyer) to close escrow. Both parties will sign and deliver to the escrow holder any other documents reasonably required by the escrow holder to close escrow.

       (c) On the closing date, if escrow is in a position to close, the escrow holder will: record the deed in the official records of the county where the Property is located; cause the title company to commit to issue the title policy; immediately deliver to Seller the portion of the purchase price deposited into escrow by cashier's check or wire transfer (less debits and prorations, if any); deliver to Seller and Buyer a signed counterpart of the escrow holder's certified closing statement and take all other actions necessary to close escrow.

14. DEFAULTS. If Buyer defaults after the expiration of the Inspection and Feasibility Study Period, Buyer will forfeit all rights and claims and Seller will be relieved of all obligations and will be entitled to retain all monies paid by the Buyer. Seller shall retain all remedies available to Seller at law or in equity.

     If Seller shall default, Buyer irrevocably waives any rights to file a lis pendens, a specific performance action or any other claim, action or proceeding of any type in connection with the Property or this or any other transaction involving the Property, and will not do anything to affect title to the Property or hinder, delay or prevent any other sale, lease or other transaction involving the Property (any and all of which will be null and void), unless: it has paid the First Payment, performed all of its other obligations and satisfied all conditions under this Agreement, and unconditionally notifies Seller that it stands ready to tender full performance, purchase the Property and close escrow as per this Agreement. Provided, however, that in no event shall Seller be liable for any consequential, punitive or speculative damages arising out of any default by Seller hereunder.

15. BUYER'S REPRESENTATIONS AND WARRANTIES.

     a.  Buyer represents and warrants to Seller as follows:

     (i) Buyer has all requisite power and authority to consummate the transaction contemplated by this Agreement and has by proper proceedings duly authorized the execution and delivery of this Agreement and the consummation of the transaction contemplated hereby.

     (ii) To Buyer's knowledge, neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will violate or be in conflict with (a) any applicable provisions of law, (b) any order of any court or other agency of government having jurisdiction hereof, or (c) any agreement or instrument to which Buyer is a party or by which Buyer is bound.

     (iii) Buyer agrees to indemnify and hold Seller harmless from any and all claim of any persons or entities claiming a brokerage or other fee arising out of representation of Buyer.

16. DAMAGES, DESTRUCTION AND EMINENT DOMAIN.

     (a) If, prior to closing, the Property or any part thereof be destroyed or further damaged by fire, the elements, or any cause, due to events occurring subsequent to the date of this Agreement to the extent that the cost of repair exceeds $20,000, this Agreement shall become null and void, at Buyer's option exercised, if at all, by written notice to Seller within ten (10) days after Buyer has received written notice from Seller of said destruction or damage. Seller, however, shall have the right to adjust or settle any insured loss until (i) all contingencies set forth in Paragraph 6 hereof have been satisfied, or waived; and (ii) any period provided for above in this Subparagraph 16a for Buyer to elect to terminate this Agreement has expired or Buyer has, by written notice to Seller, waived Buyer's right to terminate this Agreement. If Buyer elects to proceed and to consummate the purchase despite said damage or destruction, there shall be no reduction in or abatement of the purchase price, and Seller shall assign to Buyer the Seller's right, title, and interest in and to all insurance proceeds resulting from said damage or destruction to the extent that the same are payable with respect to damage to the Property.

     If the cost of repair is less than $20,000.00, Buyer shall be obligated to otherwise perform hereunder with no adjustment to the Purchase Price, reduction or abatement, and Seller shall assign Seller's right, title and interest in and to all insurance proceeds in relation to the Property.

     (b) If, prior to closing, the Property, or any part thereof, is taken (other than as disclosed in writing to Buyer prior to the date of this Agreement) by eminent domain, this Agreement shall become null and void, at Buyer's option. If Buyer elects to proceed and to consummate the purchase despite said taking, there shall be no reduction in, or abatement of, the purchase price, and Seller shall assign to Buyer all the Seller's right, title, and interest in and to any award made, or to be made, in the condemnation proceeding in relation to the Property.

      In the event that this Agreement is terminated by Buyer as provided above in Subparagraph 16(a) or 16(b), the First Payment shall be immediately returned to Buyer (after execution by Buyer of such documents reasonably requested by Seller to evidence the termination hereof).

17. SELLER'S AND BUYER'S BROKERS. Greg Vollman of Apartment Investment Realty is the broker representing the Buyer (and the Buyer only) in this transaction. The Seller is not represented by a broker in this transaction. Other than Apartment Investment Realty, whose commission is to be paid solely by Seller only upon the successful closing with Buyer of the transaction contemplated herein, both parties represent and warrant that no other broker has been involved on behalf of the warranting party, and both parties agree to indemnify the other and hold harmless from any claim through or on behalf of such other party.

18. CANCELLATION If any party elects to cancel this Contract because of any breach by another party, the party electing to cancel shall deliver to escrow agent a notice containing the address of the party in breach and stating that this Contract shall be canceled unless the breach is cured within 13 days following the delivery of the notice to the escrow agent. Within three days after receipt of such notice, the escrow agent shall send it by United States Mail to the party in breach at the address contained in the Notice and no further notice shall be required. If the breach is not cured within the 13 days following the delivery of the notice to the escrow agent, this Contract shall be canceled.

19. MISCELLANEOUS.

     (a) This Agreement may be amended only by written agreement signed by both Seller and Buyer, and all waivers must be in writing and signed by the waiving party. Time is of the essence. This Agreement will not be construed for or against a party whether or not that party has drafted this Agreement. If there is any action or proceeding between the parties relating to this Agreement the prevailing party will be entitled to recover attorney's fees and costs. This is an integrated agreement containing all agreements of the parties about the Property and the other matters described, and it supersedes any other agreements or understandings. Exhibits attached to this Agreement are incorporated into this Agreement.

     (b) If this escrow has not closed through no fault of Seller, by the thirtieth day after the completion of the Inspection and Feasibility Study Period, Seller may either, at its election, extend the closing date, exercise any remedy available to it by law, including but not limited to terminating this Agreement.

     (c) Funds to be deposited or paid by Buyer will be good and clear funds in the form of cash, cashier's checks or wire transfers.


     (d) All notices from either of the parties hereto to the other shall be in writing and shall be considered to have been duly given or served if sent by first class certified mail, return receipt requested, postage prepaid, or by a nationally recognized courier service guaranteeing overnight delivery to the party at his or its address set forth below, or to such other address as such party may hereafter designate by written notice to the other party.

     If to Seller:

          Attention:  Robert P. Johnson
          AEI Real Estate Fund XVII Limited Partnership
          1300 Minnesota World Trade Center
          30 E. 7th Street
          St. Paul, MN  55101-4901

     If to Buyer:

          Mark D. Ayer
          C/o Corporate Tower
          7162 Reading Road, Suite 730
          Cincinnati, Ohio 45237

When accepted, this offer will be a binding agreement for valid and sufficient consideration which will bind and benefit Buyer, Seller and their respective successors and assigns. Buyer is submitting this offer by signing a copy of this offer and delivering it to Seller and delivering a copy of this Agreement signed by Buyer and the $10,000.00 First Payment to Escrowee; Escrowee shall sign below acknowledging receipt of this Agreement signed by Buyer and the First Payment, which, will be deposited in to escrow by Escrowee. Seller has three (3) business days after receipt of the executed offer and acknowledgment of receipt of the First Payment by Escrowee within which to accept this offer; if not accepted by Seller, Escrowee shall immediately return the First Payment to Buyer.

      (e) Buyer may freely assign his rights and obligations under this Agreement to a third party controlled by Buyer;
provided however, Buyer shall not be relieved of his obligations hereunder.

      (f)  To enable Buyer to effect a "like kind" exchange under
Section 1031 of the Internal Revenue Code, Buyer may elect to close this transaction as a tax free exchange. Seller will reasonably cooperate with Buyer in connection with such "like kind" exchange transaction and will execute such documents as are reasonably requested, provided that Seller shall make no representations or warranties whether the transaction will qualify for "like kind" exchange treatment, which is solely Buyer's responsibility. Buyer shall be required to consummate the transaction contemplated by this Agreement on the closing date hereunder irrespective of Buyer's ability to affect a "like kind" exchange.

IN WITNESS WHEREOF, the Seller and Buyer have executed this Agreement effective as of the day and year above first written.

BUYER:
     /s/ Mark D Ayer
         Mark D. Ayer

SELLER:

      AEI REAL ESTATE FUND XVII LIMITED PARTNERSHIP, a Minnesota limited partnership.

      By: AEI Fund Management XVII, Inc., its corporate general
          partner

      By: /s/ Robert P Johnson
              Robert P. Johnson, President


ESCROWEE:

      The undersigned hereby acknowledges receipt of a fully executed copy of this Agreement and the First Payment referred to in the Agreement on August 20, 2001, and agrees to accept, hold, deliver and disburse the First Payment and Second Payment, together with all interest accrued thereon and received by the Title Company, strictly in accordance with the terms and provisions of this Agreement. In performing any of its duties hereunder, the Title Company shall not incur any liability to anyone for any damages, losses or expenses, except for negligence, willful default or breach of trust, and it shall accordingly not incur any liability with respect (i) to any action taken or omitted in good faith upon advice of its counsel, or (ii) to any action taken or omitted in reliance upon any instrument, including any written notice or instruction provided for in this Agreement, not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which the Title Company shall in good faith believe to be genuine, to have been signed or presented by a proper person or persons and to conform with the provisions of this Agreement. Seller and Buyer hereby agree to indemnify and hold harmless the Title Company against any and all losses, claims, damages, liabilities and expenses, imposed upon the Title Company or incurred by the Title Company in connection with its acceptance or the performance of its duties hereunder, including any litigation arising from this Agreement or involving the subject matter hereof, unless such losses, claims, damages, liabilities and expenses arise out of Title Company's negligence, willful default or breach of trust. In the event of a dispute between Seller and Buyer sufficient in the discretion of the Title Company to justify its doing so, the Title Company shall be entitled to tender into the registry of the District Court of Hamilton County, Ohio, all money or property in its hands under this Agreement, together with such legal pleadings as it deems appropriate, and thereupon be discharged from all further duties and liabilities under this Agreement. Seller and Buyer shall bear all costs and expenses of such legal proceedings.



First American Title Insurance Company


By: /s/ Christopher P Finney            Christopher P Finney
                                             [Print Name]

Its:  Agent